Exhibit
2.01
Exhibit 2.01 - Resource Extraction Payment Report
Reporting Entity
Woodside Energy Group Ltd
Reporting Fiscal Year
From 01/01/2024 to
31/12/2024
Reporting currency
All payments are reported in
US dollars
. Payments made in currencies other than US dollars are translated at the exchange rate existing at the time the payment is made.
Activities
This Report includes cash and
in-kind
payments made to Foreign Governments, the U.S. Federal Government or U.S. State Governments with respect to the commercial development of oil and natural gas involving the exploration, prospection, discovery, development and extraction for any such activity. All such activities with the extraction method of “well”, are included in this Report.
Foreign Government
Foreign Government is defined as the national government of a foreign country, as well as any department, agency, or instrumentality of the national government, or a company at least majority owned by the national government of a foreign country. As used in this Item 2.01, foreign government also includes a foreign subnational government, such as the government of a state, province, department, county, district, municipality, or territory under a foreign national government.
Project
Payments are reported at project level except for payments that are not attributable to a specific project, which are reported at the entity level. Project is defined as operational activities which are governed by a single contract, licence, lease, concession or similar legal agreement, and form the basis for payment liabilities with a government. If these agreements are substantially interconnected, then they may be treated as a single project.
Substantially interconnected means forming a set of operationally and geographically integrated contracts, licences, leases or concessions or related agreements with substantially similar terms that are signed with a government, giving rise to payment liabilities.
Materiality
In accordance with the Resource Extraction Payment Rules, payments below $100,000 to a government are excluded from this Report.

Payments by government

Total payments to governments (US$ million) 1 , 2	Currencies used to make the payment	Production entitlements	Taxes	Royalties	Signature, discovery and production bonuses	Payments for infrastructure improvements	Fees	Community and social contribution 3	Total (US$ million)
Australia		—	2,471.4	228.4	—	0.3	22.1	4.3	2,726.5
Australian Taxation Office	AUD	—	2,471.4	—	—	—	—	—	2,471.4
Department of Industry, Science and Resources 4	AUD	—	—	228.4	—	—	2.2	—	230.6
Department of Energy, Mines, Industry Regulation and Safety	AUD	—	—	—	—	—	0.6	—	0.6
Department of Water and Environmental Regulation	AUD	—	—	—	—	—	0.7	—	0.7
National Offshore Petroleum Safety and Environmental Management Authority	AUD	—	—	—	—	—	9.5	—	9.5
Government of Western Australia Construction Training Fund	AUD	—	—	—	—	—	—	4.3	4.3
Pilbara Ports Authority	AUD	—	—	—	—	—	2.7	—	2.7
Shire of Ashburton	AUD	—	—	—	—	—	2.2	—	2.2
Development WA Western Australian Land Authority	AUD	—	—	—	—	—	3.8	—	3.8
Department of Planning, Lands and Heritage	AUD	—	—	—	—	—	0.4	—	0.4
Shire of Exmouth	AUD	—	—	—	—	0.3	—	—	0.3
Barbados		—	—	—	—	—	0.4	—	0.4
Ministry of Energy and Water	USD	—	—	—	—	—	0.4	—	0.4
Mexico		—	0.2	—	—	—	—	—	0.2
Servicio de Administración Tributaria	MXN	—	0.2	—	—	—	—	—	0.2
Senegal		52.6	0.3	—	—	—	—	0.2	53.1
Receveur General Du Tresor	XOF	—	0.3	—	—	—	—	—	0.3
Ministère des Energies, du Pétrole et des Mines 5	In-Kind	52.6	—	—	—	—	—	—	52.6
National Institute for Petroleum and Gas	USD	—	—	—	—	—	—	0.2	0.2
Singapore		—	13.0	—	—	—	—	—	13.0
Internal Revenue Authority of Singapore	SGD	—	13.0	—	—	—	—	—	13.0
Timor-Leste		—	—	—	—	—	0.3	—	0.3
Autoridade Nacional do Petróleo e Minerais	USD	—	—	—	—	—	0.3	—	0.3
Trinidad and Tobago		81.6	—	—	—	—	85.8	—	167.4
Ministry of Energy and Energy Industries 6	In-Kind	81.6	—	—	—	—	—	—	81.6
Ministry of Energy and Energy Industries	USD	—	—	—	—	—	85.8	—	85.8
United States of America		—	106.3	267.9	19.9	—	10.8	—	404.9
Internal Revenue Service	USD	—	83.3	—	—	—	—	—	83.3
Louisiana Department of Revenue	USD	—	16.0	—	—	—	—	—	16.0
Office of Natural Resources Revenue	USD	—	—	—	19.9	—	10.8	—	30.7
Texas Comptroller of Public Accounts	USD	—	7.0	—	—	—	—	—	7.0
US Department of the Interior	USD	—	—	267.9	—	—	—	—	267.9
Total (US$ million)		134.2	2,591.2	496.3	19.9	0.3	119.4	4.5	3,365.8

1	The Dividends category required by the Regulations has been excluded from the table as no payments were made against this category for the year ended 31 December 2024.
2	Figures are rounded to the nearest $0.1 million.
3
Reported community and social contribution payments are those required by law or contract as required under this Form SD. Woodside makes social and community contribution payments above those required by law or contract.

4	The royalties collected are shared between the Western Australia State and Australian Federal Governments, and approximately 68% of the Federal royalties are paid to the State.
5	Production entitlement is for payments in kind for 0.7 million barrels of oil equivalent (MMboe) of crude oil and gas valued per the Production Sharing Agreement.
6	Production entitlement is for payments in kind for 5.7 MMboe of crude oil and gas valued per the Production Sharing Agreement .

Payments by project

Total payments to governments (US$ million) 1,2	Business segment	National & Subnational Jurisdictions	Currencies used to make the payment	Production entitlements	Taxes	Royalties	Signature, discovery and production bonuses	Payments for infrastructure improvements	Fees	Community and social contribution 3	Total (US$ million)
Australia				—	2,471.4	228.4	—	0.3	22.1	4.3	2,726.5
Bass Strait	Australia	AU-VIC (Bass Strait)	AUD	—	229.2	—	—	—	—	—	229.2
Browse	Australia	AU-WA (Indian Ocean)	AUD	—	—	—	—	—	0.4	—	0.4
Corporate/Other 4	Australia	N/A	AUD	—	(135.0)	—	—	—	9.1	—	(125.9)
Greater Enfield	Australia	AU-WA (Indian Ocean)	AUD	—	94.1	—	—	—	0.4	—	94.5
Julimar-Brunello/Wheatstone	Australia	AU-WA (Indian Ocean)	AUD	—	39.5	—	—	—	0.7	—	40.2
North West Shelf 5	Australia	AU-WA (Indian Ocean)	AUD	—	151.5	228.4	—	—	5.2	0.2	385.3
Pluto 6	Australia	AU-WA (Indian Ocean)	AUD	—	484.4	—	—	—	2.0	0.1	486.5
Pyrenees FPSO and Macedon	Australia	AU-WA (Indian Ocean)	AUD	—	101.2	—	—	—	3.6	—	104.8
Scarborough	Australia	AU-WA (Indian Ocean)	AUD	—	—	—	—	0.3	0.7	4.0	5.0
Payments not attributable to a project: 7
Woodside Energy Group Ltd	Australia	N/A	AUD	—	1,506.5	—	—	—	—	—	1,506.5
Barbados				—	—	—	—		0.4	—	0.4
Payments not attributable to a project: 7
Woodside Energy (Bimshire) Limited	International	N/A	USD	—	—	—	—	—	0.4	—	0.4
Mexico				—	0.2	—	—		—	—	0.2
Trion	International	MX-TAM (Gulf of Mexico)	MXN	—	0.2	—	—	—	—	—	0.2
Senegal				52.6	0.3	—	—		—	0.2	53.1
Sangomar 8	International	SN-DK (Atlantic Ocean)	In-Kind	52.6	—	—	—	—	—	—	52.6
Sangomar	International	SN-DK (Atlantic Ocean)	XOF	—	0.3	—	—	—	—	—	0.3
Sangomar	International	SN-DK (Atlantic Ocean)	USD	—	—	—	—	—	—	0.2	0.2
Singapore				—	13.0	—	—		—	—	13.0
Payments not attributable to a project: 7
Woodside Energy Trading Singapore Pte Ltd	Marketing	N/A	SGD	—	12.6	—	—	—	—	—	12.6
Woodside Energy Australia Asia Holdings Pte Ltd	Marketing	N/A	SGD	—	0.4	—	—	—	—	—	0.4
Timor-Leste				—	—	—	—		0.3	—	0.3
Sunrise	International	TL-DI (Timor Sea)	USD	—	—	—	—	—	0.3	—	0.3
Trinidad and Tobago				81.6	—	—	—		85.8	—	167.4
Greater Angostura 9	International	TT-MRC (North Atlantic Ocean)	In-Kind	81.6	—	—	—	—	—	—	81.6
Greater Angostura	International	TT-MRC (North Atlantic Ocean)	USD	—	—	—	—	—	85.8	—	85.8
United States of America				—	106.3	267.9	19.9	—	10.8	—	404.9
Gulf of America	International	US-LA (Gulf of America)	USD	—	0.2	267.9	19.9	—	10.8	—	298.8
Payments not attributable to a project: 7
Woodside Energy USA Operations Inc.	International	N/A	USD	—	87.5	—	—	—	—	—	87.5
Woodside Energy (Deepwater) Inc.	International	N/A	USD	—	11.6	—	—	—	—	—	11.6
Woodside Energy USA Services Inc.	International	N/A	USD	—	7.0	—	—	—	—		7.0
Total (US$ million)				134.2	2,591.2	496.3	19.9	0.3	119.4	4.5	3,365.8

1	The Dividends category required by the Regulations has been excluded from the table as no payments were made against this category for the year ended 31 December 2024.
2	Figures are rounded to the nearest $0.1 million.
3
Reported community and social contribution payments are those required by law or contract as required under this Form SD. Woodside makes social and community contribution payments above those required by law or contract.

4	Corporate/Other includes exploration, projects that are no longer producing (Griffin, Minerva and Stybarrow) and payments which cannot be attributed to a specific project.
5	North West Shelf includes Okha FPSO.
6	Includes 100% of the taxes paid by Burrup Facilities Company Pty Ltd and Burrup Train 1 Pty Ltd. Woodside holds a 90% interest in these entities.
7	Where Taxes paid to governments cannot be attributable to a project, the applicable entity has been referenced.
8	Production entitlement is for payments in kind for 0.7 million barrels of oil equivalent (MMboe) of crude oil and gas valued per the Production Sharing Agreement.
9	Production entitlement is for payments in kind for 5.7 MMboe of crude oil and gas valued per the Production Sharing Agreement.